EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NNN REIT, Inc., formerly known as National Retail Properties, Inc., 2017 Performance Incentive Plan of our reports dated February 9, 2023, with respect to the consolidated financial statements and schedules of NNN REIT, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of NNN REIT, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida
August 2, 2023